Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

COMMISSION FILE NO.:

Form S-8, No. 333-127410
Form S-8, No. 333-127411
Form S-4, No. 333-124303
Form S-8, No. 333-146940
Form S-8, No. 333-154875

/s/ Ernst & Young LLP

New York, New York

March 1, 2011